Exhibit 10.3

Equity Transfer Agreement of Baoqing County Lvxin Paddy Rice

Plant Specialized Cooperative

Whereas:

Before signing this equity transfer agreement, Party A has performed its obligation to give written notification to other shareholders of the transfer pursuant to the Company Law of the People’s Republic of China, and other laws and regulations, and bylaws of the Company (hereinafter referred to as this company), and the transfer conforms to the conditions for transferring equity to person other than the shareholders. Now, pursuant to the Company Law of the People’s Republic of China, and other laws and regulations, and bylaws of the Company, by the principle of fairness, mutual benefit and good faith, the parties enter into this equity transfer agreement through friendly negotiation for mutual compliance.

Party A (Transferor): Hao Shuping

Residence: Harbin City, Heilongjiang Province

Party B (Transferee): Heilongjiang Tianci Liangtian Agricultural Technology Development Co., Led.

Residence: Harbin City, Heilongjiang Province

Article 1 Transfer of equity

1. Party A will transfer the 51% equity of Baoqing County Lvxin Paddy Rice Plant Specialized Cooperative in its possession to Party B;

2. Party B agrees to accept the aforesaid transferred equity;

3. The price determined by the parties for the transfer is the total price that Party A guarantees to pay (including the paid amount) for acquiring such equity, i.e. RMB 3,044,379;

4. Party A guarantees that it has complete and effective right to dispose of the equity to be transferred to Party B and that such equity is not pledged and free from claim of any third person, and doesn't involve in any dispute and lawsuit. Otherwise, Party A shall bear all economic and legal liabilities incurred by that.

5. After completion of this transfer, Party B will become the shareholder of this Company, and be entitled to enjoy corresponding shareholder's right and undertake obligations; Party A shall no long enjoy the shareholder's rights and undertake obligations of corresponding given-up shares.

6. After this Agreement takes effect, Party B shall share the profit and bear corresponding risks and losses (including the claims and debts of such shares before the transfer) according to the proportion of the shares received.

7. If Party B suffers any loss after being a shareholder of this Company because when signing this Agreement, Party A doesn't tell Party B the truth about debt borne by the Company before the transfer, Party B has right to claim for compensation from Party A.

Article 2 Payment for the transfer

The cash consideration shall be paid in cash or through bank transfer by Party B to the previous shareholder who transferred the shares to Party A within 5 years as of the day the equity transfer is accomplished, and the amount RMB300,000 paid by Hao Shuping to the previous shareholder shall be refunded to Hao Shuping by Heilongjiang Tianci Liangtian Agricultural Technology Development Company Limited; as to the part to be paid by stock, the stock shall be transferred to the previous shareholder who transferred the shares to Party A within 5 years as of the day the equity transfer is accomplished.

For the convenience of settlement, payment of consideration stocks involved in this Agreement shall be made to the previous representative of the shareholders, Lou Zhengui, and settled between Lou Zhengui and the equity transferor (including Lou Zhengui as the transferor).

Article 3 Liability for breach of contract

1.       After formal signing of this Agreement, either party who doesn't perform all or part of the provisions of this Agreement shall be deemed as breach of contract. The default party shall compensate for losses caused to the observant party for the nonperformance.

2.       When either party has any breach of contract, the observant party shall be entitled to require the default party to continue to perform the agreement.

Article 4 Applicable laws and settlement of disputes

1.       The laws of the People's Republic of China are applicable to this Agreement.

2.       Any dispute arising from performance of this Agreement shall be settled by the parties through friendly negotiation. If no agreement can be reached, a lawsuit can be filed to the local people's court.

Article 5 Alteration or termination of this Agreement

If one of the following circumstances occurs, this Agreement can be altered or terminated. The alteration or termination signed by the parties shall be reported to the previous registration authority and take effect after gaining approval:

1.       Event of force majeure result in that this Agreement cannot be performed;

2.       The situation has changed and the parties agree with that after negotiation.

Article 6 Bearing of relevant fees

During the transfer, fees incurred relating to it (such as fees for industrial and commercial registration of changes) shall be borne by Party B.

Article 7 Entry-into-force of this Agreement and others

1. This Agreement shall come into force after being signed and sealed by both parties.

2. After the Agreement is signed by the parties, the parties shall, within the time limit specified by laws, timely handle the procedures for industrial and commercial registration of changes with the industry and commerce administration authorities.

3. This agreement is made in quadruplicate, with each party holding one piece, one piece filed by the company and one piece submitted to relevant departments.

Party A (Signature or seal):	Party B (Signature or seal):

(Seal: Heilongjiang Tianci Liangtian Agricultural Technology Development Company Limited)

Date of signing: January 1, 2018	Date of signing: January 1, 2018